Exhibit 99.4

For Immediate Release

Abbott Announces Required Offer to Repurchase Convertible Senior Subordinated Notes of its AMO Subsidiary

Media: Scott Stoffel (847) 936-9502 Financial: Tina Ventura (847) 935-9390	ABBOTT PARK, Ill., Feb. 27, 2009 — Abbott today announced that, in connection with the consummation of its acquisition of Advanced Medical Optics (now Abbott Medical Optics or AMO) pursuant to a “first step” cash tender offer by a wholly-owned subsidiary of Abbott for all outstanding shares of AMO common stock at $22 per share, net to the seller in cash (without interest and subject to any withholding taxes), followed by a “second step” cash merger at the same per share price, holders of AMO’s (i) 2.50% convertible senior subordinated notes due 2024 (the “2.50% Convertible Notes”), (ii) 1.375% convertible senior subordinated notes due 2025 (the “1.375% Convertible Notes”) and (iii) 3.25% convertible senior subordinated notes due 2026 (the “3.25% Convertible Notes” and, collectively with the 2.50% Convertible Notes and the 1.375% Convertible Notes, the “Convertible Notes”), have the right to surrender their Convertible Notes for repurchase by AMO pursuant to the terms of the indentures governing the Convertible Notes as a result of the Fundamental Change (as defined in the indentures governing the Convertible Notes) that occurred in connection with such acquisition. The “first step” cash tender offer was completed on Feb. 25, 2009, and the effective date of the “second step” merger, pursuant to which AMO became a direct wholly-owned subsidiary of Abbott, was Feb. 26, 2009.

In connection with the Fundamental Change, each holder of the Convertible Notes has the right to require AMO to repurchase all of such holder’s Convertible Notes, or any portion thereof that is a multiple of $1,000 principal amount. AMO will repurchase such Convertible Notes in cash at a price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined below).

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The opportunity of the holders of the Convertible Notes to surrender such Convertible Notes for repurchase by AMO will commence as of the opening of business of U.S. Bank National Association (the “Paying Agent”) on Feb. 27, 2009, and will terminate at 5 p.m. Eastern time on March 27, 2009, unless extended (the “Expiration Time”). In order to surrender Convertible Notes for repurchase, a completed repurchase notice and the surrendered Convertible Notes must be delivered to the Paying Agent at or prior to the Expiration Time. Holders that surrender their Convertible Notes through the Depository Trust Company (“DTC”) need not submit a physical election notice to the Paying Agent if such holders comply with the transmittal procedures of DTC. Holders may withdraw any previously delivered Convertible Notes at or prior to the Expiration Time. Payment for Convertible Notes surrendered for repurchase will be made on March 30, 2009, unless the Expiration Time is extended (the “Fundamental Change Repurchase Date”).

In addition, AMO previously announced that the holders of the Convertible Notes had the right to convert such Convertible Notes beginning on Feb. 10, 2009, in connection with the Fundamental Change described above. The Convertible Notes remain convertible until and including March 12, 2009 (March 13, 2009, in the case of the 2.50% Notes), in accordance with, and subject to, the provisions of the Convertible Notes and the related indentures. Pursuant to the indentures governing the Convertible Notes, the Convertible Notes are convertible solely into cash and have the following conversion values: (i) in the case of the 2.50% Convertible Notes, $1,000.00 per $1,000 principal amount; (ii) in the case of the 1.375% Convertible Notes, $462.1848 per $1,000 principal amount; and (iii) in the case of the 3.25% Convertible Notes, $369.0962 per $1,000 principal amount. No accrued and unpaid interest will be payable to holders in connection with any conversion of the Convertible Notes.

Documents specifying the terms, conditions and procedures for surrendering and withdrawing Convertible Notes for repurchase have been distributed to holders and are available through the Paying Agent. The Paying Agent can be reached at (800) 934-6802.

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This press release is for informational purposes only and is not an offer to repurchase or a solicitation of an offer to sell with respect to any of the Convertible Notes. The offer to repurchase the Convertible Notes is being made pursuant to the documents, including the Notice of Fundamental Change and Offer to Repurchase, that AMO has distributed to holders of Convertible Notes. The offer to repurchase is not being made to holders of Convertible Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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AMO Forward-Looking Statement

This press release contains forward-looking statements about AMO. All forward-looking statements in this press release represent AMO’s judgment only as of the date of this press release. Actual events may differ from current expectations based on a number of factors. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements. Additional information concerning AMO’s risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2008 Form 10-K filed on Feb. 24, 2009.

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